--------------------------------------------------------------------------------
SEC 1746 (06-00)   POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF
                   INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO
                   RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB
                   CONTROL NUMBER.
--------------------------------------------------------------------------------


                                                    ----------------------------
                                                    OMB APPROVAL
                                                    ----------------------------
                                                    OMB Number: 3235-0145
                                                    ----------------------------
                                                    Expires: October 31, 2002
                                                    ----------------------------
                                                    Estimated average burden
                                                    hours per response. . . 14.9
                                                    ----------------------------


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                        METTLER-TOLEDO INTERNATIONAL INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                     COMMON STOCK, PAR VALUE $0.01 PER SHARE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    59268810
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                    11/15/01
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]  Rule 13d-1(b)

[X]  Rule 13d-1(c)

[ ]  Rule 13d-1(d)




The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------------------------------------------------------------------

CUSIP No. 59268810
          --------

--------------------------------------------------------------------------------
1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).
     Kenneth Rainin, Trustee U/D/T dated 3/26/90
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)
     (a) [ ]
     (b) [ ]
--------------------------------------------------------------------------------
3.   SEC Use Only
--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization
     California
--------------------------------------------------------------------------------
Number of           5.   Sole Voting Power 0
Units               ------------------------------------------------------------
Beneficially        6.   Shared Voting Power 2,575,947
Owned by            ------------------------------------------------------------
Each                7.   Sole Dispositive Power  0
Reporting           ------------------------------------------------------------
Person With         8.   Shared Dispositive Power  2,575,947
--------------------------------------------------------------------------------
9.     Aggregate Amount Beneficially Owned by Each Reporting Person
       2,575,947
--------------------------------------------------------------------------------
10.    Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
       Instructions).......................................................  [ ]
--------------------------------------------------------------------------------
11.    Percent of Class Represented by Amount in Row (9)
       6.4%
--------------------------------------------------------------------------------
12.    Type of Reporting Person (See Instructions)
       OO
--------------------------------------------------------------------------------

ITEM 1.

         (a) Name of Issuer: Mettler-Toledo International Inc.

         (b) Address of Issuer's Principal Executive Offices: Im Langacher, P.O. Box MT-100, CH 8606 Greifensee, Switzerland

ITEM 2.

         (a) Name of Person Filing: Kenneth Rainin, Trustee U/D/T dated 3/26/90

         (b) Address of Principal Business Office or, if none, Residence: 5400 Hollis Street Emeryville, CA 94608-2508

         (c) Citizenship: California

         (d) Title of Class of Securities: Common Stock, par value $0.01

         (e) CUSIP Number: 59268810

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13D-1(b) OR 240.13D-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A: N/A

         (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);

         (b) [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

         (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

         (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

         (e) [ ] An investment adviser in accordance with
                 Section 240.13d-1(b)(1)(ii)(E);

         (f) [ ] An employee benefit plan or endowment fund in accordance with
                 Section 240.13d-1(b)(1)(ii)(F);

         (g) [ ] A parent holding company or control person in accordance with
                 Section 240.13d-1(b)(1)(ii)(G);

         (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

         (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

         (j) [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

ITEM 4.    OWNERSHIP.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a) Amount beneficially owned: 2,575,947

         (b) Percent of class:  6.4%

         (c) Number of shares as to which the person has:

             (i)   Sole power to vote or to direct the vote:  0

             (ii)  Shared power to vote or to direct the vote: 2,575,947

             (iii) Sole power to dispose or to direct the disposition of: 0

             (iv)  Shared power to dispose or to direct the disposition of:
                   2,575,947

ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
N/A

ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

N/A

ITEM 9.    NOTICE OF DISSOLUTION OF GROUP

N/A

ITEM 10.   CERTIFICATION

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

KENNETH RAININ, TRUSTEE U/D/T DATED 3/26/90

By:  /s/ Kenneth Rainin
     -------------------------------
     Kenneth Rainin, Trustee
     Dated as of:  December 19, 2001

         The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement; provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Section 240.13d-7 for other parties for whom copies are to be sent.

            ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)